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PROMISSORY NOTE

    Dot Hill Systems, Corp., agrees to loan you, Dana Kammersgard $25,000. You agree to repay such amount plus 5% interest. Full payment for this loan plus interest shall be made by June 21, 2002.

    If employment with Dot Hill Systems is terminated for any reason before the total amount has been repaid, the balance of monies owed will be due and payable in full, and will be deducted from your final paycheck or stock owned by you.

    Collateral for such loan shall be by ownership of Dot Hill Systems stock valued by the number of shares at 2x the value of the principal of the loan.

    I waive all notices, demands for payment, presentations for payment, protest and notice of protest, as to this Note. It is understood that any forbearances or extensions under the Note by the holder shall not waive or effect the obligations hereunder.

    If default is made in the payment of this Note when due then the whole sum will accrue interest at the then maximum legal interest rate and the principal and interest shall immediately become due and payable at the option of the holder of this Note, without notice.

    In the event of commencement of suit to enforce payment of this Note, I agree to pay attorney's fees and such additional sums as the court may adjudge reasonable.

/s/ PRESTON ROMM Dot Hill Systems, Corp.	/s/ DANA KAMMERSGARD Dana Kammersgard
6/21/01 Date	6/21/01 Date

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PROMISSORY NOTE